Exhibit 10.1

Business Cooperation Framework Agreement

This Business Cooperation Framework Agreement (this “Agreement”) is made and entered into by and among the following parties on March 17, 2017 (the “Date of Execution”), in Beijing, the People’s Republic of China (the “PRC”).

Party A.	Hexin E-Commerce Co., Ltd. (“Heixin E-Commerce”)

Address: Room 1313, 13/F Nei, 4/F-24/F, No. 92 Jia, Jianguo Road, Chaoyang District, Beijing

Party B.	Hexin Financial Information Service (Beijing) Co., Ltd. (“Hexin Finance”)

Address: Room 1208, 12/F Nei, 4/F-24/F, No. 92 Jia, Jianguo Road, Chaoyang District, Beijing

Party C.	Hexin Information Service Co., Ltd. (“Hexin Information”)

Address: Room 1204, 12/F Nei, 4/F-24/F, No. 92 Jia, Jianguo Road, Chaoyang District, Beijing

In this Agreement, Party A, Party B and Party C shall be hereinafter referred to as a “Party” individually, and as “Parties” collectively.

Whereas,

1.                            Hexin E-Commerce is a limited liability company incorporated in the PRC. It is mainly engaged in business including economic information consultation, investment management, investment consultation and asset management, etc. (“Hexin E-Commerce Business”);

2.                            Hexin Finance is a limited liability company incorporated in the PRC. It is mainly engaged in business including investment management, investment consultation, and asset management, etc. (“Hexin Finance Business”);

3.                            Hexin Information is a limited liability company incorporated in the PRC. It is mainly engaged in business including economic and trade consultation and financial business process outsourcing service entrusted by financial institutions, etc. (“Hexin Information Business”);

4.                           The Parties recognize and acknowledge that, the ultimate overseas controlling company of Hexin E-Commerce, namely Hexindai Inc., intends to conduct Hexin E-Commerce Business through Hexin E-Commerce and plans to submit an initial public offering registration statement to SEC (as defined below) for review (“IPO Application”).

5.                            The Parties intend in this Agreement to set forth the principal terms and conditions with respect to their agreement upon the execution of this Agreement.

NOW, THEREFORE, with respect to cooperation in the term of this Agreement, the Parties intending to be legally bound, agree as follows:

1                               Definition

1.1                     Unless otherwise defined, the following terms have the meanings given to them in this Section 1:

1.2                     “Force Majeure” means any force majeure events such as earthquakes, typhoons, floods, fires, flu, wars, riots, strikes or any other events that cannot be predicted and are unpreventable and unavoidable by the affected Party.

1.3                     “Non-Competition Period” means the period beginning from the IPO Completion Date and ending on the earlier of: (i) 2 years after the IPO Completion Date; or (ii) the date on which the shares of Hexindai Inc. cease to trading on NASDAQ or the New York Stock Exchange.

1.4                     “Underwriters” means the underwriters engaged for the IPO.

1.5                     “Law” means any law, statute, rule, regulation or other requirement imposed by a governmental authority, including any order, statute or other legal measures and any regulation, rule, treaty, order, decree or judgment.

1.6                     “US” means the United States of America.

1.7                     “SEC” means the U.S. Securities and Exchange Commission.

1.8                     “Group Members” or “Group Member” collectively means a company and its every subsidiary.

1.9                     “Approval” means any right, license, permit, approval, waiver, consent and authorization by any governmental authority and all the registrations and filings with any governmental authority.

1.10              “IPO” means an initial public offering of shares of Hexindai Inc.

1.11              “IPO Completion Date” means the date on which the IPO of Hexindai Inc. on NASDAQ or the New York Stock Exchange is completed.

1.12              “Securities Act” means the Securities Act of 1933, as amended from time to time.

2                               The IPO and Relevant Actions

2.1                     Transactions prior to the IPO. Subject to the occurrence of the events described in this Article 2, the Parties intend to consummate the IPO of Hexindai Inc. and to take, or cause to be taken, the actions specified in this Section 2.1.

2.1.1                    Registration Statement. Hexindai Inc. has submitted or plans to submit on a confidential basis for review by the SEC the Draft IPO Registration Statement, and intends to submit such amendments or supplements thereto as may be requested by the SEC staff in connection with such review and agreed to by Hexindai Inc., and subsequently to file with the SEC the IPO Registration Statement and make such amendments and supplements thereto as may be necessary or desirable in order to cause the same to comply with the Securities Act and other applicable law, to become and remain effective under the Securities Act, or as may be requested by the representatives of the Underwriters for the IPO, including, without limitation, filing such amendments or supplements to the IPO Registration Statement as may be required by the underwriting agreement to be entered into among Hexindai Inc. and the Underwriters following the effectiveness of the IPO Registration Statement under the Securities Act.

2.1.2                    Underwriting Agreement. Following the effectiveness of the IPO Registration Statement, Hexindai Inc. will enter into the underwriting agreement, which shall in form and substance be satisfactory to Hexindai Inc., as determined by its board of directors or authorized designees, as appropriate, and Hexindai Inc. shall comply with its obligations thereunder.

2.1.3                    NASDAQ or NYSE Listing. Hexindai Inc. plans to prepare, file and have approved an application for listing on NASDAQ or the New York Stock Exchange of the American depositary shares (ordinary shares), to be offered and sold in the IPO.

2.2                     Cooperation. Hexin Finance and Hexin information shall each consult with, and cooperate in all respects with Hexin E-Commerce in connection with the marketing of Hexindai Inc., including any roadshow presentations, and pricing of the ADSs and shall take any and all actions as may be reasonably necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the underwriting agreement.

3                               Recommendation of Clients (Borrowers)

3.1                     During the Non-Competition Period, Hexin Finance and Hexin Information shall recommend clients including borrowers, etc. to Hexin E-Commerce in an active way. Subject to the scope of Hexin E-Commerce’s principal business, Hexin Finance and Hexin Information shall first recommend the clients they acquire from the front end only to Hexin E-Commerce. Hexin Finance and Hexin Information are entitled to charge the clients with reasonable fees.

3.2                     The Parties hereby further agree on the following principles and procedures in relation to client recommendation service: as far as borrower acquisition is concerned, Hexin E-Commerce shall submit its request for borrowers to Hexin Finance and Hexin Information on a monthly basis, and Hexin Finance and Hexin Information shall provide borrowers’ information as required by Hexin E-Commerce. Hexin Finance and Hexin Information shall direct all the borrowers that meet Hexin E-Commerce’s borrower criteria to Hexin E-Commerce per the aforesaid request, and only when Hexin E-Commerce rejects a borrower and explicitly informs Hexin Finance and Hexin Information, Hexin Finance and Hexin Information may then offer the borrower any other loan products and services.

4                               Non-Competition

4.1                     Undertaking of Hexin Finance and Hexin Information. During the Non-Competition Period, Hexin Finance and Hexin Information will not, and will cause each of the other Group Members of Hexin Finance and Hexin Information not to, other than through Hexin E-Commerce, directly or indirectly be engaged, invest, participate or otherwise be interested in, whether on its own account or with each other or in conjunction with or on behalf of any person, (i) the Hexin E-Commerce Business; or (ii) any business that is of the same nature as or similar to the Hexin E-Commerce Business. Notwithstanding the foregoing, any group member of Hexin Finance and Hexin Information shall not be prohibited from:

4.1.1                    being engaged in the Hexin E-Commerce Business or any business that is of the same nature as the Hexin E-Commerce Business through contracts, engagements with or on behalf of any Group Member of Hexin E-Commerce;

4.1.2                    continuing to engage in the Hexin Finance Business and the Hexin Information Business that Hexin Finance and Hexin Information engage as of the date of this Agreement; or

4.1.3                    holding shares, invest or otherwise being interested in, beneficially or of record, no more than 50% (calculated on an aggregate basis combining any such ownership by any Group Members of the Hexin Finance and Hexin Information) of the equity or its equivalent of any company (other than Hexin E-Commerce) that engages in any business that is of the same nature as the Hexin E-Commerce Business; provided that Hexin Finance and Hexin Information do not have board or management control of such company.

4.2                     Undertaking of Hexin E-Commerce. During the Non-Competition Period, Hexin E-Commerce will not, and will cause each of the other group members of Hexin E-Commerce not to, directly or indirectly be engaged, invest, participate or otherwise be interested in, whether on its own account or with each other or in conjunction with or on behalf of any person, (i) the Hexin Finance Business and the Hexin Information Business; or (ii) any business that is of the same nature as the Hexin Finance Business and the Hexin Information Business. Notwithstanding the foregoing, any Group Member of Hexin E-Commerce shall not be prohibited from:

4.2.1                    being engaged in the Hexin Finance Business and the Hexin Information Business or any business that is of the same nature or similar as the Hexin Finance Business and the Hexin Information Business through contracts, engagements with or on behalf of any group member of Hexin Finance and Hexin Information; or

4.2.2                    holding shares, invest or otherwise being interested in, beneficially or of record, no more than 50% (calculated on an aggregate basis combining any such ownership by any group members of Hexin E-Commerce) of the equity or its equivalent of any company that engages in any business that is of the same nature as the Business of Hexin Finance and the Business of Hexin Information; provided that Hexin E-Commerce does not have board or management control of such company.

5                               Non-Solicitation

5.1                     Non-Solicitation by Hexin Finance and Hexin Information. During the Non-Competition Period, Hexin Finance and Hexin Information will not, and will cause each other Group Member of Hexin Finance and Hexin Information not to, directly or indirectly, hire, or solicit for hire, any active employees of or individuals conducting the Hexin E-Commerce Business, or any former employees of Hexin E-Commerce within six months of the termination of their employment with Hexin E-Commerce, to conduct the Hexin E-Commerce Business within Hexin Finance and Hexin Information without Hexin E-Commerce’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by Hexin Finance and Hexin Information within the Non-Competition Period.

5.2                     Non-Solicitation by Hexin E-Commerce. During the Non-Competition Period, Hexin E-Commerce will not, and will cause each other group member of Hexin E-Commerce not to, directly or indirectly, hire, or solicit for hire, any active employees of or individuals conducting the Business of Hexin Finance and the Hexin Information Business, or any former employees of Hexin Finance and Hexin Information within six months of the termination of their employment with Hexin Finance and Hexin Information, to conduct the Hexin Finance Business and the Hexin Information Business within Hexin E-Commerce without the consent of Hexin Finance and Hexin Information; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by Hexin E-Commerce within the Non-Competition Period.

6                               Confidentiality Clauses

Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Any Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

7                               Term of Agreement

7.1                     This Agreement shall become effective upon execution by the Parties. This agreement may be terminated upon written consent of the Parties.

7.2                     The rights and obligations of the Parties under Article 6 and Article 8 shall survive the termination of this Agreement.

8                               Governing Law and Resolution of Disputes

8.1                     The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of PRC.

8.2                     In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations.  In the event the Parties fail to reach an agreement on the dispute, any Party may submit the relevant dispute to the Beijing Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time.  The place of the hearing of the arbitration shall be Beijing. The arbitration award shall be final and binding on all the Parties.

8.3                     Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, Parties shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

9                               Breach of Agreement and Indemnification

9.1                    If Hexin Finance and Hexin Information materially breach any provision under this Agreement, or fail to perform, perform incompletely or delay to perform any obligation under this Agreement, it shall constitute a breach under this Agreement on the part of Hexin Finance and Hexin Information.  Hexin E-Commerce is entitled to require Hexin Finance and Hexin Information to rectify or take remedial measures.  If Hexin Finance and Hexin Information fail to rectify or take remedial measures within ten (10) days after Hexin E-Commerce delivers written notices to Hexin Finance and Hexin Information and requires for rectification (or within any other reasonable period required by Hexin E-Commerce ), Hexin E-Commerce  is entitled to, at its sole discretion, (1) terminate this Agreement and require  Hexin Finance and Hexin Information to compensate all the losses; or (2) require specific performance of the obligations of Hexin Finance and Hexin Information under this Agreement and require Hexin

Finance and Hexin Information to compensate all the losses.  This Section shall not prejudice any other rights of Hexin E-Commerce under this Agreement.

9.2                     In view of the special nature of Internet, Hexin E-Commerce shall not bear any liability to Hexin Finance and Hexin Information under the following circumstances: (a) hacker attack; (b) hugely influenced by the technology adjustment of Internet and Telecommunication Department, not including losses caused by Hexin E-Commerce’s poor management; (c) virus attack; (d) common breakdown of the public internet.

9.3                     Unless otherwise required by the applicable laws, Hexin Finance and Hexin Information shall not unilaterally terminate this Agreement in any event.

9.4                     Hexin Finance and Hexin Information shall indemnify Hexin E-Commerce and hold Hexin E-Commerce harmless from any losses, damages, obligations or expenses caused by any lawsuit, claims or other demands raised by any third party against Hexin E-Commerce arising from or caused by the services provided by Hexin E-Commerce to Hexin Finance and Hexin Information pursuant this Agreement, except where such losses, damages, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

10                        Force Majeure

10.1              In the case of any Force Majeure which causes the failure of any Party to perform or completely perform this Agreement or perform this Agreement on time, the Party affected by such Force Majeure shall not be liable for this.  However, the Party affected by such Force Majeure shall give the other Party written notices without any delay, and shall provide details and related documents evidencing such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.

10.2              If such Party claiming Force Majeure fails to notify other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance, incomplete performance or delay of performance of its obligations hereunder.  The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured.  Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party.

10.3              In the event of Force Majeure, the Parties shall immediately consult with others to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

11                        Notices

11.1              All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service, facsimile transmission or email to the address of such Party set forth below.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

11.1.1             Notices given by personal delivery shall be deemed effectively given on the date of receipt at the address set forth below, or the date on which such notices are placed at the address set forth below; Notices given by courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt, refusal or return for any reason at the address set forth below;

11.1.2             Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission to the Fax no. set forth below (as evidenced by an automatically generated confirmation of transmission).  Notices given by email shall be deemed effectively given on the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email.

11.1.3             For the purpose of notices, the addresses of the Parties are as follows:

Party A.                   Hexin E-Commerce Co., Ltd.

Address: Room 1313, 13/F Nei, 4/F-24/F, No. 92 Jia, Jianguo Road, Chaoyang District, Beijing

Recipient: ZHOU Xinming (周歆明)

Tel: 010-53579038

E-mail: zhouxinming@hexindai.com

Party B.                   Hexin Financial Information Service (Beijing) Co., Ltd.

Address: Room 1208, 12/F Nei, 4/F-24/F, No. 92 Jia, Jianguo Road, Chaoyang District, Beijing

Recipient: YANG Geng (杨庚)

Tel: 010-52511263

E-mail: yanggeng@hexindai.com

Party C.                   Hexin Information Service Co., Ltd.

Address: Room 1204, 12/F Nei, 4/F-24/F, No. 92 Jia, Jianguo Road, Chaoyang District, Beijing

Recipient: WU Mingxiong (吴明雄)

Tel: 010-59856888

E-mail: wumingxiong@hexindai.com

11.2              Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms of this Section.

12                        Assignment

12.1              Without Hexin E-Commerce’s prior written consent, Hexin Finance and Hexin Information shall not assign their rights and obligations under this Agreement to any third party.

12.2              Hexin Finance and Hexin Information agree that unless expressly required by the applicable laws otherwise, Hexin E-Commerce may assign its obligations and rights under this Agreement to any third party and in case of such assignment, Hexin E-Commerce is only required to give written notices to Hexin Finance and Hexin Information and does not need any consent from Hexin Finance and Hexin Information for such assignment.

13                        Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect.  Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

14                        Amendments and Supplements

Any amendment, change and supplement to this Agreement shall be made in writing by all of the Parties. Any amendment agreement and supplementary agreement duly executed by Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

15                        Successors

The terms of this Agreement shall be binding on Parties hereto and their respective successors and permitted assigns, and shall be valid with respect to Parties and any of their successors and permitted assigns.

16                        Language and Counterparts

This Agreement is written in English language in three copies, each Party shall hold one copy respectively.

(EXECUTION PAGE FOLLOW)

IN WITNESS WHEREOF, Parties have caused their authorized representatives to execute this Business Cooperation Framework Agreement as of the date first above written.

Party A:	Hexin E-Commerce Co., Ltd. (Seal)

By:
Name:	AN Xiaobo (安晓博)
Position:	Legal Representative

Party B:	Hexin Financial Information Service (Beijing) Co., Ltd. (Seal)

By:
Name:	AN Xiaobo (安晓博)
Position:	Legal Representative

Party C:	Hexin Information Service Co., Ltd. (Seal)

By:
Name：	AN Xiaobo (安晓博)
Position：	Legal Representative

Framework Agreement-Signature Page